Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Amendment No. 1 to the Registration Statement of American Ventures Acquisition Corp. I (the “Company”) on Form S -1 File No 333-296656 of our report dated November 4, 2026, with respect to our audit of the financial statements of the Company as of and for the period from December 29, 2025 (inception) through December 31, 2025 which appear in this Registration Statement on Form S-1. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

GRASSI & CO., CPAs, P.C.

Glastonbury, Connecticut

November 4, 2026